SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – February 16, 2012

(Date of earliest event reported)

honeywell international inc.

(Exact name of Registrant as specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation)	1-8974 (Commission File Number)	22-2640650 (I.R.S. Employer Identification Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY	07962-2497
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Incentive Compensation Plan

          At its February 16, 2012 meeting, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Honeywell International Inc. (“Honeywell” or the “Company”) reviewed and approved the 2012 corporate financial objectives that will be used, together with other factors described below, to determine the 2012 annual incentive compensation that will be payable in the first quarter of 2013 to executives under Honeywell’s Incentive Compensation Plan for Executive Employees (“Incentive Compensation Plan”). The selected financial metrics are earnings per share (“EPS”), free cash flow (“FCF”) and working capital turns (“WCT”). EPS is stated as a target range determined on a proforma basis which excludes the impact of any fourth quarter pension mark-to-market adjustment. FCF is defined as cash flow from operations less capital expenditures, excluding any NARCO related payments and cash contributions made to the Company’s pension plans. WCT is defined as sales divided by working capital (in each case, excluding the impact of current year acquisitions), calculated based on a 13-month rolling average. Working capital is defined as trade accounts receivable plus inventory less accounts payable and customer advances. The methodology for calculating these metrics is consistent with the Company’s annual operating plan and, with respect to EPS and FCF, external guidance.

          2012 annual incentive awards will be paid from a pool that will be funded based in part upon the achievement of the following corporate financial objectives:

Metric	Target

EPS	$4.25 - $4.50
FCF	$3.45 Billion
WCT	7.1 Turns

          In setting bonus pools and/or determining actual awards, the Committee also considers other factors which it believes are appropriate supplements to the results achieved against the financial goals set forth above, including (i) other key performance measures which assess both the strength and degree of difficulty of actual corporate and operating segment performance, such as year-over-year variance in revenue, segment profit and margin expansion, improvement over prior periods, quality of earnings, relative performance of the Company’s operating segments or business units within the operating segments, relevant industry and economic conditions, performance compared to a peer group of companies and other key competitors, degree of stretch in targets, and Incentive Compensation Plan payout levels relative to award levels and performance in prior years, (ii) achievement of individual management objectives aligned with the Honeywell Initiatives, and (iii) demonstrated leadership behaviors.

Growth Plan

At its February 16, 2012 meeting, the Committee also determined that the financial objectives for the 2012-2013 performance cycle (January 1, 2012 – December 31, 2013) under the Company’s cash- based long-term incentive compensation program (the “Growth Plan”) will be total revenue, average return on investment (“ROI”) and segment margin expansion. Each objective is equally weighted. Segment margin expansion was added as a new third performance metric for the 2012-2013 Growth Plan performance cycle in order to more directly align long-term incentive compensation with progress toward the Company’s long-term (2014) sales and segment margin targets.

Total revenue is a measure of the Company’s ability to grow sales over the performance cycle, excluding the impact of acquisitions and divestitures. Average ROI measures how effectively and consistently the Company converts investments (such as inventory and plant, property and equipment) into profits, and is a ratio of income to capital employed in the Company’s businesses. The ROI calculation excludes the impact of acquisitions and divestitures and pension expense/income. Segment margin expansion measures the improvement in the ratio of segment profit to net sales (2013 vs. 2011). The segment margin expansion calculation excludes the impact of acquisitions and divestitures.

The specific Honeywell corporate targets for the 2012-2013 Growth Plan performance cycle are:

Metric	Target
Total Revenue	$79.082 billion
Average ROI	23.5%
Segment Margin Expansion	130 basis points

Fifty percent of the earned value of Growth Plan awards is paid in the first quarter of the year immediately following the completion of a two-year performance cycle. To promote retention, the remaining 50% is paid one year later and is subject to forfeiture if the executive is not employed by the Company on the date of payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2012	HONEYWELL INTERNATIONAL INC.

	By:	/s/ Thomas F. Larkins
Thomas F. Larkins Vice President, Corporate Secretary and Deputy General Counsel